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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 6)


                            Digi International Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                253798 10 2
--------------------------------------------------------------------------------
                              (CUSIP Number)


   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 ----------------------
CUSIP No. 253798 10 2                 13G                 Page 2 of 5 Pages
------------------------                                 ----------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     S.S. or I.R.S. Identification Nos. of Above Persons

     John P. Schinas
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*
                                                                       (a)  / /
     Not applicable
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     1,546,251
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      -0-
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,546,251
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     1,546,251
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     Not applicable
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     11.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
        (a)  Name of Issuer

             Digi International Inc.

        (b)  Address of Issuer's Principal Executive Offices

             11001 Bren Road East
             Minnetonka, Minnesota 55343

ITEM 2.
        (a)  Name of Person Filing

             John P. Schinas

        (b)  Address of Principal Business Office or, if None, Residence

             11001 Bren Road East
             Minnetonka, Minnesota 55343

        (c)  Citizenship


             United States

        (d)  Title of Class of Securities

             Common Stock

        (e)  CUSIP Number

             253798 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable

         (a) / / Broker or Dealer registered under Section 15 of the Act

         (b) / / Bank as defined in section 3(a)(6) of the Act

         (c) / / Insurance Company as defined in section 3(a)(19) of the Act

         (d) / / Investment Company registered under section 8 of the Investment Company Act

         (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned

             1,546,251

         (b) Percent of Class:

             11.6%

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote  1,546,251

            (ii) shared power to vote or to direct the vote -0-

           (iii) sole power to dispose or to direct the disposition of 1,546,251

            (iv) shared power to dispose or to direct the disposition of -0-


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION
         The following certificate shall be included if the statement is filed pursuant to Rule 13d-1(b):
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   January 30, 1997
                                       ----------------------------------------
                                                        (Date)

                                                /s/ John P. Schinas
                                       ----------------------------------------
                                                     (Signature)

                                                   John P. Schinas
                                       ----------------------------------------
                                                     (Name/Title)






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